Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Members
Boaz Energy II, LLC:

We consent to the use of our report dated March 7, 2018, with respect to the consolidated balance sheets of Boaz Energy II, LLC as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”) included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
April 20, 2018